Exhibit 10.37

FIRST AMENDMENT TO THE
MARSH & MCLENNAN COMPANIES
BENEFIT EQUALIZATION PLAN AND
MARSH & MCLENNAN COMPANIES
SUPPLEMENTAL RETIREMENT PLAN
AS RESTATED EFFECTIVE JANUARY 1, 2012
WHEREAS, Marsh & McLennan Companies, Inc. (the "Company") amended and restated the Marsh & McLennan Companies Benefit Equalization Plan ("BEP") and Marsh & McLennan Companies Supplemental Retirement Plan ("SRP") effective January 1, 2012 (collectively, the "Plans");
WHEREAS, pursuant to Section 2.1(a) of Part III of the Plans, the Company, acting through its Chief Executive Officer ("CEO") or any officer appointed directly or indirectly by the CEO, has the authority to adopt or amend the Plans if the amendment (a) is required pursuant to law or other requirement having the effect of law or (b) would reasonably be expected to have no more than a de minimis effect on the Company;
WHEREAS, the Company has determined that it is in its best interests to transfer the assets and liabilities of the Marsh & McLennan Companies Retirement Plan as restated on January 1, 2012, as amended (the "MMC Retirement Plan") attributable to those participants who were actively employed by the Company or an affiliate of the Company as of August 1, 2015 (the "Determination Date") (such participants referred to herein as the "Active Participants") into a newly established defined benefit pension plan ("Marsh & McLennan Companies Retirement Plan B"), which will cover such Active Participants as well as future eligible employees who were not participants in the MMC Retirement Plan as of the Determination Date (the "Spinoff Transaction");

WHEREAS, the Spinoff Transaction will become effective September 1, 2015 (the "Spinoff Date");
WHEREAS, the Company intends to continue to maintain the existing MMC Retirement Plan for all other participants and beneficiaries, which existing Plan shall be renamed, as of the Spinoff Date, "Marsh & McLennan Companies Retirement Plan A";
WHEREAS, the Company intends that the Spinoff Transaction not affect the benefits of any Participant under the Plans;
WHEREAS, the Company wishes to amend the Plans effective as of the Spinoff Date in order to (i) reflect the Spinoff Transaction and (ii) provide for a revised definition of "Qualified Spouse"; and
WHEREAS, it has been determined that the proposed changes to the Plans would be reasonably expected to have no more than a de minimis effect on the Company.
NOW, THEREFORE, the Plans are hereby amended, effective as set forth below, as follows:

1.	The last sentence of Section 2.2 of Part I of the Plans is restated, effective on September 1, 2015, to read as follows:
"All other actuarial assumptions used under the Plan shall be the actuarial assumptions provided in Section A.4 of Appendix A to the Retirement Plan."

2.	Section 2.25 of Part I of the Plans is restated in its entirety, effective as of June 26, 2013, to read as follows:
"2.25.    Qualified Spouse – means, effective as of June 26, 2013, (i) an individual married to a Participant if the marriage is legally entered into in a state pursuant to the laws of that state (without regard to whether such marriage is recognized in the state in which such couple is domiciled), provided the Participant and such spouse have been legally married on such Participant's Annuity Starting Date and (ii) for purposes of the survivor's benefit under Section 4.7 of the Plan and Section 4.7 of the Supplemental Plan, an individual married to a Participant if the marriage is legally entered into in a state pursuant to the laws of that state (without regard to whether such marriage is recognized in the state in which such couple is domiciled), provided the Participant and such spouse have been legally married for the twelve (12) month period ending on the date of the Participant's death. For purposes of the foregoing, the term 'state' means any domestic or foreign jurisdiction having the legal authority to sanction marriages."

3.	Section 2.26 of Part I of the Plans is restated in its entirety, effective on September 1, 2015, to read as follows:

"2.26.    Retirement Plan – means, collectively, the tax qualified Marsh & McLennan Companies Retirement Plan A ('Plan A') and the tax qualified Marsh & McLennan Companies Retirement Plan B ('Plan B'), each as amended from time to time, and, where appropriate, the tax qualified Marsh & McLennan Companies Retirement Plan as amended and restated as of January 1, 2012, and earlier versions of such plan (which has been renamed as Plan A)."

4.	The introductory language of Section 4.1(a)(1) of the SRP is restated, effective on September 1, 2015, to read as follows:
"(1)    The sum (adjusted in the same manner and under the same conditions as provided under the transition rules of Section G.3 of APPENDIX G of the Retirement Plan and Section 5.8 of Plan A or Section 5.6 of Plan B (as applicable)):"

5.	Effective on September 1, 2015, the Plans are amended to add to Part III a new Section 3.10, immediately following Section 3.9 of Part III, to read in its entirety as follows:
"3.10.    Spinoff Transaction. It is intended that the transfer of assets and liabilities under the Retirement Plan that resulted in the creation of Plan B and the renaming of the Retirement Plan (as in effect immediately prior to such transfer) as Plan A (the 'Spinoff Transaction') not change in any way the benefits to which any Participant is entitled under the Supplemental Plan and the Benefit Equalization Plan (collectively referred to as the 'Plans'), and the Plans shall be interpreted in a manner consistent with this intent. In respect of any Participant in Plan A who is not a Participant in Plan B, references in the Plans to 'Retirement Plan' shall be interpreted to refer to Plan A and its predecessors. In respect of any Participant in Plan B, references in the Plans to 'Retirement Plan' shall be interpreted to refer to Plan B and its predecessors. If Plan A is terminated, and any Participant in Plan A who is entitled to receive benefits upon the termination of Plan A is also entitled (at any time after such termination) to benefits as a Participant under Plan B, such Participant's benefits under both Plan A and Plan B shall be taken into account as appropriate in determining the benefits of the Participant under the Plans. All references in the Plans to the 'Retirement Plan prior to October 3, 2004' shall be interpreted to refer to Plan A."

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plans to be executed by its duly authorized officer on this 27th day of August, 2015.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Laurie Ledford
Laurie Ledford
Senior Vice President and Chief Human Resources Officer